Exhibit 3.1

FOURTH AMENDMENT
TO
AMENDED AND RESTATED BYLAWS
OF
CRAY INC.
(the “Corporation”)
Dated: June 23, 2019
The Amended and Restated Bylaws of the Corporation (the “Bylaws”) are hereby amended as follows:

1.	The following sentence shall be added as the last sentence to Section 1.1 of the Bylaws:
“The Board of Directors may postpone, reschedule (to a date and time determined by the Board of Directors) or cancel any previously scheduled annual meeting of shareholders.”

2.	The following sentence shall be added as the last sentence to Section 1.2 of the Bylaws:
“The Board of Directors may postpone, reschedule (to a date and time determined by the Board of Directors) or cancel any previously scheduled special meeting of shareholders.”

3.	The following sentence shall be added as the last sentence to Section 1.3 of the Bylaws:
“Subject to applicable law, in no event shall any adjournment, postponement or rescheduling of an annual or special meeting of the shareholders or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Section 1.3.”

4.	The following sentence shall be added as the last sentence to Section 1.8 of the Bylaws:
“If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting.”

5.	The following paragraph shall be added to the Bylaws as Section 1.13, titled “Chairperson of Meetings of Shareholders”:
“Meetings of shareholders shall be presided over by (a) such person as the Board may designate, or (b) in the absence of such a person, the Chairman of the Board, or, (c) in the absence of such person, the Chief Executive Officer of the Corporation. Such person shall be chairperson of the meeting and shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.”

6.	Except as expressly modified hereby, the Bylaws and all of the provisions contained therein shall remain in full force and effect.

By:	/s/ Michael C. Piraino
Michael C. Piraino
Secretary